Exhibit 10.26

August 26, 2021

Yannis Rodocanachi

Dear Yannis,

I am pleased to welcome you to Wella Company. This letter serves to confirm the terms of your offer. Your place of employment will be the office located in Calabassa, CA, however within the normal course of your duties, you may be required to travel in accordance with business needs.

TITLE AND REPORTING	You will be appointed to the full time, exempt role of President of Americas (excludes Brazil) reporting to Annie Young-Scrivner, CEO

HIRE DATE
You will commence employment in this role on November 1, 2021, unless you are released from your current contract earlier, in which the start date will be adjusted to a mutually-agreeable and earlier date.

PAY
You will receive an initial annual base salary of USD 650,000,less applicable deductions, payable in accordance with the Company's payroll practices.

EMPLOYEEBENEFITS
You will be eligible to participate in the Company's benefit plans and programs subject to the eligibility terms and conditions of such plans and programs. Information regarding these plans and programs will be provided to you separately. The Company reserves the right to amend,modify or terminate any of its employee benefit plans or programs at any time and for any reason.

ANNUAL BONUS
You will be eligible to participate in the Wella Bonus Program with a target award of 70% of your annual base salary. You will be eligible for a 10 months prorated bonus for FY 2021-2022 despite beginning employment on or before November, 2021.

Your bonus opportunity will be based on your assigned bonusgrid and dependent upon financial performance objectives, subject to the terms and conditions of the plan and discretionary review and approval by the Company's Board of Directors.

SIGN ON BONUS	You will receive a sign on bonus equal to $200,000. Paid after 30 days of employment with the company.
You will be required to return the applicable $200,000 should you terminate your employment without cause within 12 months of your start date.

WELLA INCENTIVE SCHEME	You will be eligible to participate in the Wella Incentive Scheme ("WINS") in accordance with its terms. Details of your individual investment allocation and scheme rules willbe provided via a separate document. For the avoidance of doubt, the leaver status in the Shareholder Agreement ("SHA") will supersede the Term Sheet. Notwithstanding anything to the contrary in the SHA or the Term Sheet, you will be considered an Intermediate Leaver if you voluntarily resign within the two years of your investment following the commencement of your employment. As such, the price payable for the MEP Strip will be the higher of Fair Market Value and Cost for the vested MMEP Strip and Cost for the unvested MEP Strip.

VACATION	You will accrue vacation days pursuant to the Company's standard vacation policy. You will be eligible for 5 weeks 25 business days) of vacation annually, which may be taken after completing 60 days of service and as accrued, or as otherwise required by applicable law. You must take your vacation entitlement in the year it accrued. Failure to do so will result in forfeiture of any such accrued vacation not taken.

4500 Park Granada, Calabasas, California 91302 I wellacompany.com

CONFIDENTIALITY	You will not, during your employment with the Company orat any time thereafter, directly or indirectly disclose or use, for your own benefit or the benefit of any third party, any information disclosed to or acquired, developed, learned or known by you as a result of or in connection with your employment with the Company, that is not generally knownin the industry in which the Company and its affiliates are engaged or ascertained from public or published information, about the Company and its affiliates (including without limitation its business, products, processes, systemsand services, in existence or under development), its customers, vendors and suppliers ("Confidential Information"). You acknowledge that, because Confidential Information is extremely valuable, the Company and its affiliates take appropriate measures to maintain its confidentiality, and that you have an obligation to safeguard and protect Confidential Information from disclosure and use. You agree not to take with you any documents, materials or things that embody or contain Confidential Information when you leave the Company, andto return all such documents, material and things to the Company prior to your departure. If you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, you agree to contact the Company and to seek (to the extent permitted by law) the Company's consent prior to such disclosure. These confidentiality obligations are permanent and survive the termination of your employment with the Company. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(l) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation ofthe law.

You will be required, as a condition of employment or continued employment, to execute the attached restrictivecovenant agreement, which sets forth a reciprocal notice period and obligations you may have with respect to confidentiality, non-competition and non-solicitation

GOVERNING LAW	This letter will be governed by the laws of the State of California. All disputes concerning your employment or the termination of such, including any disputes regarding your obligations to the company or the company’s obligations to you following such termination, shall be governed by the laws of the State of California, and the parties consent to the exclusive jurisdiction of the state and federal courts located in California to hear and determine any such disputes. In the case of any conflict with the provisions of any other agreement between you and the company, this provision shall govern.

4500 Park Granada, Calabasas, California 91302 I wellacompany.com

SEVERENCE
In the event that the Company terminates your employment without cause, you shall receive:
•12 months of Annual base salary + 12 months of Annual bonus % of the Executive at Target and a pro-rata target bonus award for the portion of any year you have worked without yet receiving a bonus all of which will be payable in accordance with the Company’s usual payroll practices in equal installments over 12-month period following termination, with first such installment to be paid on the first payroll date after EC member is released,
•In case of death, employment terminates and executive’s estate shall receive (i) any unpaid base salary accrued through the date of termination, (ii) any accrued but unpaid vacation pay, (iii) any vested or accrued benefits provided for under the applicable terms of applicable Company employee benefit plans or arrangements in accordance with such terms, (iv) any unreimbursed expenses (v) any earned but unpaid annual bonus for any fiscal year preceding the fiscal year in which the termination occurs, in each case, paid 15 days of termination.

ASSIGNMENT	You may not assign any of your rights or obligations under this letter. This letter will be binding upon and inure to the benefit of the Company's successors and assigns. Without limiting the foregoing, to the extent permissible under applicable law, the Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which your employment relates.

AT-WILL EMPLOYEE	Other than obligations contained in any applicable covenant agreement. please be aware that neither this letter, nor any other document. confers any contractual right. either express or implied, to remain employed by the Company for any fixedperiod of time, nor does it guarantee any fixed terms or conditions of employment. While we hope that your employment with the Company will be mutually beneficial, please understand that you are an at-will employee, which means that both you and the Company have the right to terminate your employment at any time, with or without noticeor cause.

Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by an express written agreement signed by you and a duly authorized officer of the Company.

CONDITIONAL OFFER
Contingent upon you satisfying the Company's reference and background check requirement, including prior employment and education verification. This offer is contingent upon you not being subject to any lawful limitation, obligation or agreement that would preclude your full-time employment with the Company or in any way restrict your ability to perform your duties as a Company employee on the Hire Date. You will be required to sign a Confidentiality and Proprietary Rights Agreement as a condition of employment.

4500 Park Granada, Calabasas, California 91302 I wellacompany.com

ENTIRE UNDERSTANDING

This offer is also contingent upon proof of identity and work eligibility. Under the Immigration Reform and Control Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within 3 business days of their first day of work. To assist us in complying with this requirement, please bring appropriate documents with you on your first day
With the express exception of the Confidentiality, Non-Competition, And Non-Solicitation Agreement being executed concurrently by the Company and the Executive, this offer letter constitutes the entire understanding between you and the Company, and supersedes any previous agreements and understandings, whether oral or written, regarding your offer of employment by the Company. You acknowledge and agree that you have not relied on any representations or statements, whether oral or written, regarding your employment with the Company, other than as contained in this offer letter.

MODIFICATION
Any amendment to this letter must be made in writing and signed by a duly authorized officer of the Company. You agree that your obligations and restrictions under this letter will continue in accordance with its terms, regardless of any change in your title, position or duties (unless otherwise agreed).
VISA TRANSFER & GREEN CARD SPONSOR

The Company will sponsor an application for U.S. permanent residency (“Green Card”) and pay the expenses associated with securing the appropriate documents and work papers for the Employee in accordance with the company policy.
We look forward to receiving your acceptance of the Company's offer by signature below by August 31, 2021.
We hope you share our excitement and look forward to working together in building a true global leader in beauty.
Should you have any questions, please let me know.Regards,
/s/ Annie Young-Scrivner
Annie Young-Scrivner, CEO
Attachments:
Restrictive Covenant Agreement
Company sponsorship of Application for US Permanent Residency
4500 Park Granada, Calabasas, California 91302 I wellacompany.com

Accepted and agreed: Yannis Rodocanachi

Sign	/s/ Yannis Rodocanachia

Print Name: Yannis Rodocanachi
Date:   August 26, 2021
4500 Park Granada, Calabasas, California 91302 I wellacompany.com

CONFIDENTIALITY, NON-COM PETITION, AND NON-SOL1C1TATION AGREEMENT
This AGREEMENT (the “Agreement”) is made and entered into as of this 9 day of August, 2021 by and between Wella Operations US LLC, a Delaware limited liability corporation (the “Company” and, collectively with its affiliates, the “Company Group’), and Yannis Rodocanachi (“Executive”) (each a “Party” and collectively, the “Parties”).
In consideration of Executive’s employment or continued employment by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.    Definitions.
(a)    “Cause” means as determined by the Company in its sole discretion: (i) Executive’s failure to perform Executive’s duties for the Company; (ii) Executive’s conviction of a criminal felony; (iii) Executive’s misconduct; or, (iv) Executive’s breach of this Agreement or the Company’s written policies or procedures, as in effect from time to time.
(b)    “Company Property” means all property of the Company Group in Executive’s possession, custody or control, including without limitation: computers, personal computers, laptops, notebooks, disks, memory cards and sticks, notes, reports, models, schedules, and data, in any form (including data of the Company Group retained on any computer or through any cloud storage system): any home office equipment purchased for or provided to Executive by the Company; documents, files and records, in any form (including originals and any copies thereof); mobile phones. iPhones, table computers and similar electronic devices; keys, identification and access cards; and any other documents, materials or equipment or other property of the Company Group, including, without limitation. Confidential Information and Trade Secrets.
(c)    “Competing Organization” means any other corporation, person, entity, firm or business, in any country in which Executive worked or for which Executive had responsibility or with respect to which Executive developed, received or had access to Confidential Information or Trade Secrets, in each case, during the then immediately preceding two (2) year period, but ending on the last day of Executive’s Term of Employment, which is engaged in or is preparing to become engaged in, (i) research or development, production, marketing, leasing, selling, distributing or servicing of a Competing Product or (ii) a consumer or professional cosmetics, fragrances or toiletries business or any other business that is competitive with any business of the Company (A) to which Executive was assigned, with which Executive worked or for which Executive had responsibility during the then immediately preceding two (2) year period, but ending on the last day of Executive’s Term of Employment, or (B) with respect to which Executive was exposed to Confidential Information or Trade Secrets at any time.
(d)    “Competing Organization" means any product, process, system or service of any person or entity other than the Company, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which Executive has worked or for which Executive had responsibility during the then immediately preceding two (2) year period,, but ending on the last day of Executive’s Term of Employment, or about which Executive acquires or acquired, or has or had access to, Confidential Information or Trade Secrets at any time, including, but not limited to, professional cosmetics, fragrances or toiletries products.
(e)    “Confidential Information” means (i) all information which is proprietary to the Company Group or proprietary to others and entrusted to the Company Group, whether or not Trade Secrets, and (ii) all other information about the Company Group, its customers, vendors and suppliers that is (A) disclosed to or acquired, developed, learned or known by Executive as a result of or in connection with Executive’s employment with the Company Group, and (B) not generally known in the industry in which the Company Group is engaged or ascertainable from the public or published information. Confidential Information includes but is not limited to Trade

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Secrets; information relating to the Company Group’s business plans and to business as conducted or anticipated to be conducted, and relating to past, current or anticipated products or services, including product- and service-related processes, methods, plans, techniques and systems of the Company Group. Confidential Information also includes but is not limited to technical notebook records; patent applications; machine, equipment, process and product designs, including any drawings and descriptions thereof; unwritten knowledge and “know-how”; formulae; software and security information and programs; operating instructions; training manuals; Company Group computer programs and print-outs; production and development processes and costs thereof; raw material costs; selling costs; delivery costs; production schedules; customer lists; customer preferences, pricing and cost data; customer purchasing and other customer-related records and information, including any compilations thereof; names and addresses of suppliers and vendors; tax and financial information: mailing lists; product sales records; territory listings; market surveys; marketing plans: long-range plans; salary information; contracts; and correspondence. Information shall not be deemed Confidential information if it becomes generally known to the public (as shown by a publicly available document) other than as a result of an unauthorized disclosure, use or action by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive.
(f)    “Copyright Work” means any work of authorship, including computer software, that Executive prepared alone or with others within the scope of Executive’s employment relating to the subject matter of Executive’s employment.
(g)    “Discovery” means all inventions, improvements, designs, discoveries, technology, articles, products, formulas, compositions of manner, databases, processes, information systems, computer hardware or software, computer applications, or computer code in source or object form, designs, devices, biological materials, or machinery, whether or not patentable, and all related know-how.
(h)    “Invention” means any Discovery made or conceived by Executive alone or with others, (i) during the period of Executive’s employment with the Company Group which directly or indirectly relates to the past, present or anticipated business affairs of the Company Group at the time of the conception or results from or is suggested by any work which Executive has done or may do for the Company Group or (ii) within one (I) year after termination of Executive’s employment with the Company Group which is derived from Confidential Information. Trade Secrets or Copyright Work.
(i)    “Restricted Period” means a maximum six (6) month period commencing on the date of termination of Executive’s employment with the Company, provided that Executive is receiving payments during that time pursuant to Section 7(b) of this Agreement, .regardless of the reason for the termination of employment.
(j)    “Term of Employment” means the period commencing upon Executive’s date of employment with the Company and ending upon the termination of Executive’s employment with the Company, regardless of the reason for the termination of employment.
(k)    “Trade Secret” means information, including without limitation, any formula, pattern, drawing, compilation, program, device, method, technique, computer security information, process, cost data, supplier lists or product or related information or an Invention, directly or indirectly related to the past, present or anticipated business affairs of the Company Group, that derives value, actual or potential, from not being generally known to the public or to other persons who can obtain value from its disclosure or use and is the subject of efforts that ate reasonable under the circumstances to maintain such secrecy.
2.    Confidential Information. Executive will not directly or indirectly, during or at any time after the Tenn of Employment, use for himself or others, or disclose to others, any Confidential Information, whether or not conceived, developed or perfected by Executive and no matter how it became known to Executive, unless Executive first secures the written consent of the Company to such disclosure or use. or until the same shall have lawfully become a matter of public knowledge. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section, except as provided herein, will survive for as long as the Company in its sole judgment considers the information to be Confidential Information.

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3.    Return of Records. Upon termination of Executive’s employment, for any reason, or at any other time upon the request of the Company. Executive will promptly deliver to the Company all documents and records (whether in paper, fiche, disc, electronic, computer, in email accounts, on remote or “cloud” servers, or in any other form) which are in Executive’s possession or under Executive’s control and which pertain to the Company Group, any of its activities, Confidential Information or any of Executive’s activities in the course of Executive’s employment. Such documents and records include but arc not limited to technical notebook records, technical reports, patent applications, drawings, reproductions, process or design disclosure information, models, schedules, lists of customers and sales, sales records, sales requests, lists of suppliers, plans, correspondence and all copies thereof. Executive agrees to notify the Company of any documents or records that cannot be returned due to loss or destruction. Subject to Section 6 below, Executive will not retain or deliver to any third person copies of any such documents or records or any Confidential Information.
4.    Ownership of Rights.
(a)    The Company shall own any and all Confidential Information. Inventions, Copyright Works, trademarks, service marks and Trade Secrets, as well as any other work product created, prepared, authored, conceived or reduced to practice by Executive individually or jointly with others during the Term of Employment (together, with the Confidential Information, Inventions, Copyright Works and Trade Secrets, the “Work Product”), and any and all trademarks, service marks, intellectual property or proprietary rights associated therewith arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations (collectively, “Intellectual Property Rights”). Any Copyright Work and any other Work Product consisting of copyrightable subject matter shall be considered “work made for hire” as defined in the Copyright Act of 1976, and such Copyright Works and other Work Product (as applicable) shall therefore be owned by the Company. To the extent the foregoing docs not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and all Intellectual Property Rights embodied therein and associated therewith, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, dilution or other violation thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than under the Company’s common law rights.
(b)    During and after the Term of Employment, Executive agrees to reasonably cooperate with the Company to (i) apply for. obtain, perfect, and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the foregoing, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in higher name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request to do so (without limiting the rights the Company shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be impacted by Executive’s subsequent incapacity.
(c)    To the extent any Copy right Works or copyrightable subject matter arc assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.
5.    Disclosure of Discoveries and Inventions.
(a)    Executive represents that there arc no Discoveries (patented or unpatented) made or conceived by Executive before entering into employment with the Company which arc related to the Company Group’s past, present or anticipated future business affairs except those listed in Attachment A hereto, which

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Discoveries (if demonstrated to have been so made or conceived) shall not be deemed Inventions or Work Product under this Agreement.
(b)    Executive agrees to promptly disclose in confidence to the Company all Inventions.
6.    Permitted Disclosures.
(a)    Pursuant to 18 U.S.C. § 1833(b). Executive hereby acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive flies a lawsuit for retaliation by the Company for reporting a suspected violation of law, he or she may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) docs not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between a member of the Company Group and Executive is intended to conflict with IS [J.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.
(b)    Further, nothing in this Agreement, including, without limitation, Executive’s confidentiality covenants in Section 2 or return of property covenants in Section 3, or any other agreement by and between a member of the Company Group and Executive shall prohibit or restrict Executive from (i) voluntarily communicating with any government agency, including the Securities and Exchange Commission (“SEC”), or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, (ii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or (iii) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, provided that Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy.
7.    Non-competition.
(a)    During the Term of Employment and the Restricted Period, Executive shall not, without the prior written consent of the Company, on Executive’s own behalf or on behalf of any third party, own. manage, operate or control, or be employed or engaged in an executive, management, supervisory or advisory role by a Competing Organization.
(b)    For any portion of the Restricted Period during which Executive is restricted by the terms of Section 7(a) above from accepting employment or other remunerative association with a Competing Organization, as confirmed by Executive’s provision to the Company of the notice set forth in Section 9 below along with a bona fide employment offer from a Competing Organization or other means of verification acceptable to the Company, the Company shall pay Executive a sum equal to the base compensation Executive was receiving from the Company at the time of termination of Executive’s Fenn of Employment, less applicable withholdings and deductions and in accordance with the Company’s usual and customary payroll practices. From any payments made by the Company pursuant to this Section 7(b) shall be deducted the total of (i) any remuneration paid or due Executive for any services rendered by Executive during that period (whether as owner, principal, agent, partner, employee, officer, director, consultant, contractor or otherwise), (ii) any retirement, pension, severance, disability or other similar income Executive received from the Company during that period, and (iii) any unemployment benefits or other similar compensation or benefits Executive received during that period, and the Company’s obligation to make any such payment shall be conditioned upon its receipt from Executive of a signed written certification setting forth all such amounts paid or due Executive for that period. The Company’s obligation to make any payments under this Section 7(b) shall cease upon the earliest of (x) the Company’s waiver of the restrictions contained in Section 7(a) above, (y) the expiration of the Restricted Period, and (z) the occurrence of any event constituting Cause. Executive acknowledges and agrees that the Company’s termination of payments under this Section 7(b)

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based on the occurrence of any event constituting Cause shall not affect the enforceability of Executive’s obligations under this Section 7, which shall remain in full force and effect.
8.    Non-solicitation; Non-interference.
(a)    During the Term of Employment and the Restricted Period. Executive shall not directly or indirectly solicit, induce or retain, or assist any third party in soliciting, inducing or retaining, any current or former employee of the Company Group to become associated with, or to perform services on behalf of. Executive or any Competing Organization, or otherwise disrupt, impair, damage or interfere with the Company Group’s relationships with its employees, nor shall Executive attempt to do any of the foregoing. For purposes of this Section 8, a “former” employee of the Company Group shall be one who left his or her employment within twelve (12) months prior to such solicitation. inducement or retention.
(b)    During the Term of Employment and the Restricted Period, Executive shall not. either directly or indirectly, solicit, induce or influence, or attempt to solicit, induce or influence, any customer, prospective customer, supplier or vendor of the Company Group to divert his, her or its business to any Competing Organization, or otherwise disrupt, impair, damage or interfere with any of the Company Group’s contractual or business relationships, including without limitation with respect to any of its customers, suppliers or vendors. For purposes of this Section 8(b), a “prospective” customer shall be one with respect to whom or which Executive had contact or participated in any proposal to provide products or services during the then immediately preceding two (2) year period, but ending on the last day of Executive’s Term of Employment.
9.    Notice of New Employment. If, at any time during the Term of Employment or the Restricted Period, Executive is offered employment or other remunerative association with any third party and wishes to accept same, Executive shall provide to the Company, promptly upon receipt of such offer, written notice of such offer, identifying such third party (including the location, by city, state and country, of the office in which Executive expects to work), specifying the position or title offered Executive, and describing Executive’s anticipated duties and responsibilities in that position, including without limitation with respect to any products, services, businesses and geographic markets. Executive agrees that the Company shall be permitted to contact such third party directly and to provide it with copies of this Agreement and any other agreements between Executive and the Company. Except as provided herein or as otherwise necessary to enforce its rights under this Agreement, the Company shall maintain the confidentiality of any information provided by Executive pursuant to this Section 9.
10.    Agreements with Former Employers. Executive represents and warrants that other than the agreements listed in Attachment D hereto (copies of which have been provided by Executive to the Company), there are no agreements, oral or written, entered into between Executive and any previous employer (or any other third party) that involve any obligation of non-competition, non-solicitation or non-interference, or that otherwise restrict Executive from entering into this Agreement or restrict Executive’s ability to fulfill the terms of Executive’s employment with the Company. Executive further acknowledges that the Company expects Executive to respect and safeguard the confidential information and trade secrets, if any, of Executive’s former employers, and not to disclose to the Company or use in connection with Executive’s employment with the Company any such information, unless such information is no longer confidential or such former employer (or other third party) has consented to its use by Executive. Executive understands the Company shall rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.
11.    Separation; Notice Period. Executive’s employment with the Company may be terminated by either Executive or the Company, at any time, for any reason or for no reason, by providing at least ninety (90) days’ prior written notice of such termination (the “Notice Period”): provided, however, that the Company shall not be required to provide such notice if its termination of Executive’s employment is for Cause, death or disability: and, provided, further, that the Company, following the Company’s provision of such notice, may at its option elect to require Executive to stop performing services for the Company or not report to the Company’s premises for all or part of the Notice Period. Following Executive’s provision of such notice, the Company may at its option: (i) terminate Executive’s employment immediately or at any time during the Notice Period without further obligation to Executive; (ii) continue to actively employ Executive throughout the Notice Period, or any portion thereof, subject to continuation of Executive’s base compensation and employee benefits during that time; or. (iii) place Executive

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on paid leave throughout the Notice Period, or any portion thereof, during which time Executive shall perform, from Executive’s home or the Company’s offices (as the Company may direct), such duties and responsibilities as the Company reasonably requests, subject to continuation of Executive’s base compensation and employee benefits during that time. The Notice Period shall be inclusive of and run concurrently with any mandatory notice periods provided for under any applicable law or employment agreement. If. following the Company’s provision of notice of termination under this Section 11, the Company has or becomes aware of grounds to terminate Executive’s employment for Cause, the Company may at its option terminate Executive’s employment immediately without further obligation to Executive.
12.    Reasonableness of Restrictions. Executive acknowledges and agrees that the Company Group’s Confidential Information, as well as its relationships and good will with customers, prospective customers, vendors, suppliers and employees, constitute valuable and protectable assets of the Company Group, developed at the expense of the Company Group, and that Executive has been privy to and enjoyed significant access to and other benefits of such assets during and as a result of Executive’s employment with the Company. Executive further acknowledges and agrees that the restrictions contained in Sections 7, 8. 9, and 11 above arc reasonable and necessary to preserve the Company’s legitimate business interests in protecting such assets, and that such restrictions shall not prevent Executive from earning a livelihood in Executive’s chosen occupation.
13.    Specific Performance; Attorneys’ Fees. Executive acknowledges and agrees that the Company has no adequate remedy at law for a bleach or threatened breach of any of the provisions of this Agreement and in recognition thereof agrees that in the event of such breach or threatened breach, the Company shall suffer irreparable harm that cannot be adequately compensated for by money damages. Executive agrees that in addition to any remedies at law available to it. the Company shall be entitled, without posting any bond and without notice to Executive, to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available. Executive agrees that the Company may pursue any remedy available to it concurrently or consecutively in any sequence, and that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that may be available to it, or any other rights that it may have under any other agreement. Executive expressly waives any claim or defense that the Company has an adequate remedy at law or in damages. The Parties agree that, in any suit, action or proceeding arising out of or seeking enforcement of this Agreement, the prevailing Party shall be entitled to reimbursement in full for its reasonable attorneys’ fees and costs incurred in connection with such suit, action or proceeding, unless such payment is otherwise prohibited by law.
14.    No Contract of Employment. This Agreement does not constitute, and may not he construed as, a contract of employment or a commitment to employment for any specific duration. Executive understands and agrees that, unless otherwise provided in a separate agreement signed by an authorized representative of the Company, Executive’s employment with the Company is “at will.” This means that the Company may change the terms and conditions of the employment relationship or terminate Executive’s employment, for any reason or no reason, at any time, and that Executive may leave the Company, for any reason or no reason, at any time; provided, however, that if Executive initiates the termination. Executive agrees to abide by the Notice Period provided in Section 11 above.
15.    Notices. Notices under this Agreement must be given in writing and shall be delivered by hand or mailed by United States certified mail, return receipt requested, postage prepaid or sent by FedEx or similar overnight courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):
To Executive at:
Yannis Rodocanachi
To the Company at:
Wella Operations US LLC
4500 Park Granada
Calabasas. California [91302]
Attention: [Annie Young-Scrivner]

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Any notice delivered personally under this Section 15 shall be deemed given on the date delivered, and any notice sent by United States certified mail, postage prepaid, return receipt requested, or by FedEx or similar overnight service shall be deemed given on the date mailed.
16.    Choice of Law; Choice of Forum. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its conflict of laws principles. Any disputes arising out of this Agreement shall be brought in a federal or state court sitting CA. U.S.A. The Parties hereby consent to the exclusive jurisdiction of such courts and to service of process in any manner provided under California law. Each Party irrevocably waives any objection it may now or hereafter have with respect to the venue of any suit, action or proceeding brought in any such court, and waives any claim that such court is an inconvenient forum, and further agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such Party.
17.    Assignment. Executive may not assign any of Executive’s rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which Executive’s employment relates.
18.    Waiver. The failure of the Company to seek enforcement of any provision of tins Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.
19.    Severability. If a court determines that any portion of this Agreement is invalid or unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision is invalid or unenforceable, the Parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable to the maximum extent of the law and that comes closest to expressing the intent of the invalid or unenforceable term or provision.
20.    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to its subject matter, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to its subject matter, including without limitation agreements entered into between Executive and any predecessor of the Company, except for any confidentiality, non-competition, or non-solicitation covenants, which shall remain in full force and effect in accordance with their terms. Executive acknowledges and agrees that the Company has made no promises, commitments or representations to Executive other than those contained in this Agreement, and that Executive has not relied upon any statement or representation made by the Company with respect to the basis or effect of this Agreement or otherwise. This Agreement may not be changed orally, and no modification, amendment or waiver of any of its provisions, nor any future representation, promise or condition in connection with its subject matter, shall be binding upon either Party unless made in writing and signed by such Party. Executive agrees that Executive’s obligations and restrictions under this Agreement shall continue in accordance with its terms, regardless of any change in Executive’s title, position or duties (unless otherwise agreed).
21.    Counterparts. This Agreement may be executed in counterparts, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement. Electronic copies and photocopies shall be treated as originals.
22.    Section Headings; Gendered Language; Use of Plural Form. The headings of each section, subsection or other subdivision or portion of this Agreement arc for convenience and reference only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural.
23.    Acknowledgment. Executive acknowledges that Executive has carefully read and fully understands this Agreement and that Executive has had sufficient time to consider the decision whether to sign this

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Agreement and to seek and obtain the advice of independent counsel. Executive further acknowledges that Executive has entered into this Agreement voluntarily, knowingly and without duress, and that neither the Company nor any of its officers, directors, employees, agents or representatives have made any representations inconsistent with the provisions of this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officers to execute, this Agreement as of the day and year first above written.
WELLA OPERATIONS US LLC

By:	/s/ Herminie Simonetta
Name: Herminie Simonetta
Title: President
EXECUTIVE

/s/ Yannis Rodocanachi
Name: Yannis Rodocanachi
Date: August 8, 2021

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ATTACHMENT A - INVENTIONS
LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title	Date	or Brief Description

☒	No inventions or improvements

Additional Sheets Attached

Signature of Employee:	/s/ Yannis Rodocanachi

Print Name:	Yannis Rodocanachi

Date:	8/27/2021

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ATTACHMENT B - AGREEMENTS WITH FORMER EMPLOYERS